Exhibit 5.1
SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	June 10, 2022	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Novan, Inc.
4020 Stirrup Creek Drive, Suite 110
Durham, North Carolina 27703

    Re:    Novan, Inc.

Ladies and Gentlemen:

We have acted as counsel for Novan, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of an aggregate of: (i) 2,080,696 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), (ii) pre-funded warrants of the Company to purchase an aggregate of 3,180,615 shares of Common Stock at an exercise price of $0.01 per share (the “Pre-Funded Warrants”), and (iii) warrants of the Company to purchase an aggregate of 5,261,311 shares of Common Stock at an exercise price of $2.851 per share (the “Common Warrants” and together with the Pre-Funded Warrants, the “Warrants”). The shares of Common Stock issuable upon exercise of the Warrants are collectively referred to herein as the “Warrant Shares.” The Shares and Warrants will be issued and sold by the Company pursuant to and subject to the terms of that certain Securities Purchase Agreement dated June 9, 2022 between the Company and the Purchasers listed on the signature pages thereto (the “Securities Purchase Agreement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K.

We have examined (i) the Registration Statement on Form S-3 (File No. 333-262865) (the “Registration Statement”), declared effective by the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on February 25, 2022, including the related prospectus included in the Registration Statement (the “Base Prospectus”), (ii) a prospectus supplement dated June 9, 2022, filed with the Commission pursuant to Rule 424(b) promulgated under the Act (together with the Base Prospectus, the “Prospectus”), (iii) the Securities Purchase Agreement, (iv) the form of Pre-Funded Warrant, (v) the form of Common Warrant, (vi) the Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), (vii) the Amended and Restated Bylaws of the Company (the “Bylaws”), and (viii) such other documents and matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinions contained herein.

Novan, Inc.
June 10, 2022

In our examination, we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein.

In rendering the opinions set forth in paragraphs 2 and 3 below, (i) we have assumed that the exercise price of the Warrants at the time of exercise is equal to or greater than the par value of the Common Stock, and (ii) we express no opinion as to the extent that, notwithstanding the Company’s current reservation of shares of Common Stock, future issuances of securities, including the Warrant Shares, of the Company and/or antidilution adjustments to outstanding securities of the Company, including the Warrants, may cause the Warrants to be exercisable for more shares of Common Stock than then remain authorized but unissued.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that:

1.When the Company has received the consideration for the Shares specified in the Securities Purchase Agreement, and upon either (i) the countersigning of certificates representing the Shares by a duly authorized signatory of the registrar for the Common Stock or (ii) the book entry of such shares by the transfer agent for the Common Stock, the Shares will be validly issued, fully paid and nonassessable.

2.When (i) the Warrants have been issued in accordance with the terms of the Securities Purchase Agreement, and (ii) the Company receives payment of the consideration specified in the Securities Purchase Agreement, the Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3.When the Warrant Shares are issued and paid for in accordance with the terms of the Warrants, and upon either: (i) the countersigning of certificates representing the shares of Common Stock by a duly authorized signatory of the registrar for the Common Stock or (ii) the book entry of such shares by the transfer agent for the Common Stock, the Warrant Shares will be validly issued, fully paid and nonassessable.

We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinions given herein, may be inferred or implied herefrom. Our opinions expressed herein are subject to (i) the effect of applicable bankruptcy, insolvency, reorganization,

Novan, Inc.
June 10, 2022

fraudulent conveyance, moratorium and similar laws affecting the enforcement of creditors’ rights generally, (ii) the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law), which may, among other things, deny rights of specific performance, and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies. We express no opinion with respect to (a) any provision for economic remedies to the extent deemed to constitute a penalty, (b) any provision of the Warrants requiring or relating to an adjustment of the exercise price thereof in an amount that a court would determine in the circumstance and under applicable law to be commercially unreasonable or to the extent deemed a penalty or forfeiture, (c) any provision for exclusivity, election or cumulation of rights or remedies, (d) any provision purporting to authorize a party to act in its sole discretion, (e) any waiver of claims, defenses, rights granted by law, notice, opportunity for hearing or other procedural rights, (f) any provision requiring payment of attorneys’ fees, (g) any provision requiring waivers or amendments to be made only in writing, (h) any consent to, or restriction upon, governing law, jurisdiction of courts or means of service of process, and (i) any provision regarding severability.

The opinions expressed herein are limited to matters governed by the Delaware General Corporation Law and, with respect to paragraph 2 above, the laws of the State of New York, and no opinion is expressed herein as to the laws of any other jurisdiction. Opinions involving matters arising under the laws of the State of New York are given by lawyers in our firm who are licensed to practice in that jurisdiction. The opinions expressed herein do not extend to compliance with federal or state securities laws relating to the offer, sale and issuance of the Shares, Warrants and Warrant Shares, and we express no opinion with respect to any law, rule or regulation that is applicable to any party to the Warrants or to the transactions contemplated thereby, solely because such law, rule or regulation is part of a regulatory regime applicable as a result of the specific assets or business operations of any such party.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Prospectus, and to the filing of this opinion letter as an exhibit to a current report of the Company on Form 8-K and thereby incorporated by reference in the Registration Statement. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Our opinions expressed herein are as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinions expressed herein.

Novan, Inc.
June 10, 2022

Sincerely yours,

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.